EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams
Chairman, President and CEO
Sky Financial Group, Inc.
(419) 254-6182

Wilbur R. Roat
President and CEO
Belmont Bancorp.
(740) 695-3323

Sky Announces Pending Acquisition of Belmont Bancorp.

December 22, 2004 - Bowling Green, Ohio - Sky Financial Group, Inc. (Bowling Green, Ohio, NASDAQ: SKYF) and Belmont Bancorp. (Bridgeport, Ohio, NASDAQ: BLMT) announced today the execution of a definitive agreement for Sky Financial to acquire Belmont and its wholly-owned subsidiary, Belmont National Bank. Belmont National Bank is a $297 million commercial bank that operates twelve full-service branches located in Belmont, Harrison and Tuscarawas Counties in Ohio and Ohio County in West Virginia. Sky Financial and Belmont anticipate that the transaction will be completed in the second quarter of 2005, pending regulatory approvals, the approval of the shareholders of Belmont and completion of other customary closing conditions.

Under the terms of the agreement, shareholders of Belmont will be entitled to receive cash, shares of Sky Financial, or a combination thereof, based upon an election process to occur prior to closing. Cash consideration is valued at $6.15 per Belmont share and stock consideration is fixed at an exchange ratio of 0.219 shares of Sky Financial for each share of Belmont. The agreement further provides that, in the aggregate, 72.5% of the Belmont shares will be exchanged for Sky Financial common stock, with the remainder of Belmont shares exchanged for cash.

The transaction is valued at $69.2 million, based upon Sky Financial’s closing stock price as of December 21, 2004. The agreement provides for the merger of Belmont into Sky Financial, and the subsequent merger of Belmont National Bank with Sky Bank. Sky Bank is Sky Financial’s commercial banking affiliate.

“We are very pleased that Belmont has chosen to join the Sky family,” stated Marty E. Adams, president, chairman and chief executive officer of Sky. “We have been looking for a good partner that would help us expand our presence in Sky’s Ohio Valley Region.”

Sky Bank’s Ohio Valley Region currently covers five counties in southeastern Ohio and one county in West Virginia. Belmont will be integrated into the Ohio Valley Region led by Rick Hull, regional president for Sky Bank. “This is a great opportunity to immediately expand our market share in Belmont, Tuscarawas,

Harrison and Ohio counties. Our goal in a merger like this one is to partner with an institution that has a similar philosophy to Sky. Belmont is very much like us. How they service clients is similar to our community banking model designed to provide superior service and local decision-making close to the client,” stated Hull.

“Sky Financial could not be a better fit for Belmont,” said Wilbur Roat, president and chief executive officer of Belmont Bancorp. “As a growing, regional financial services company, Sky will bring expanded products and services along with the client-first philosophy that we hold in high regard.”

Belmont was advised by Friedman, Billings, Ramsey & Co., Inc. and its legal counsel was Vorys, Sater, Seymour and Pease LLP.

The information in this press release contains forward-looking statements regarding the expected future financial performance and the closing of the announced acquisition that are not historical facts and that involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

About Sky Financial Group, Inc.

Sky Financial Group is a $15 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest publicly-held bank holding companies in the nation. The company operates over 280 financial centers and over 300 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, an asset management organization; and Sky Insurance and Stouffer-Herzog Insurance Agency, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

About Belmont Bancorp.

Belmont Bancorp. is the holding company of Belmont National Bank, a banking corporation that provides a variety of financial services. In addition to the Bank, the Company owns Belmont Financial Network, Inc., a non-bank subsidiary. Belmont National Bank operates a network of 12 branches located in Belmont, Harrison and Tuscarawas Counties in Ohio and Ohio County in West Virginia. Belmont is located on the web at www.belmontbank.com.